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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Corixa Corporation for the registration of $100,000,000 4.25% convertible subordinated notes due July 1, 2008 and 10,899,180 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 2003, with respect to the consolidated financial statements of Corixa Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP
Seattle, Washington
September 8, 2003